News Release For Further Information: Jessica Gulis, 248.559.0840 ir@cnfrh.com Conifer Holdings Appoints Insurance Banking Veteran Isolde O’Hanlon as New Board Member Birmingham, MI, August 21, 2017 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) announced today that Isolde O’Hanlon has been elected to the Board of Directors of the Company. With the addition of Ms. O’Hanlon, Conifer’s Board of Directors increases to seven members. James Petcoff, Chairman and CEO, stated, “We are delighted to welcome Isolde to serve on the Conifer Board of Directors. She brings over 25 years of business management, insurance industry, and investment expertise that we expect to utilize as we continue to evaluate opportunities to expand our unique portfolio of commercial and personal line products across the U.S. We believe she will be a great addition to the Board.” Ms. O'Hanlon currently serves as principal and founder of Insurance Consulting Associates, a firm that provides M&A and Capital Advisory services to insurance carriers, brokers and service providers. She also provides advice to private equity and pension funds who are evaluating investments in the sector. Ms. O'Hanlon joined BMO Capital Markets (“BMO”) in 2011 as a Managing Director to establish a universal banking platform serving the needs of the Insurance Industry in North America. Prior to joining BMO, Ms. O'Hanlon was a Managing Director in the Financial Institutions Group at Macquarie Capital. Ms. O’Hanlon previously served in a variety of positions at JP Morgan and its predecessor organizations. In 2004, she was selected to head JP Morgan’s North American program designed to serve the needs of small and mid-cap insurance clients and establish the firm’s position in these new market segments. Ms. O'Hanlon received an AB in Economics from Smith College. About the Company Conifer Holdings, Inc. is a Michigan domiciled insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market (Nasdaq: CNFR). Additional information is available on the Company’s website at www.CNFRH.com.